Exhibit 10.1


               OPTION AND LEASE/PURCHASE AGREEMENT

     This Option and Lease/Purchase Agreement ("Agreement"), made this 13th day of August, 1996, by and between RICHARD J. WEBB, an adult individual, sui juris (hereinafter referred to as the "Lessor")

                               AND

BERKS COUNTY BANK, a Pennsylvania banking corporation, with its principal place of business located at 400 Washington Street, Reading, Berks County, Pennsylvania (hereinafter referred to as the "Lessee").

                           WITNESSETH:

     WHEREAS, Lessor is the owner of certain real property, with existing improvements ("Existing Improvements") situate thereon, located at K-Mart Shopping Plaza, Parkside Avenue, Cumru Township, Berks County, Pennsylvania, being Lot No. 2, as designated in the Reading Medical Subdivision Preliminary Plan, File No. 17-8352, Plan #96-109-17-D-001 dated February 20, 1996, and consisting of 1.282 acres of land, more or less, and as more fully described in Exhibit "A" attached hereto and made a part hereof (hereinafter referred to as the "Premises"); and

     WHEREAS, the Lessor deems it advantageous to himself to grant to the Lessee certain options as concerns the Premises, including the option to lease the Premises, exercisable during the "Option to Lease/Purchase Period", as hereafter defined, and to purchase the Premises upon the terms hereafter set forth; and to provide for the terms of the leasing and purchase of the Premises by the Lessee, in the event of the exercise of said option; and

     WHEREAS, the Lessee proposes to seek municipal, as well as federal and state bank regulatory, approval for the construction and operation of a bank branch at and upon the Premises during the "Option to Lease/Purchase Period", and, in the event of the exercise of the option to lease/purchase, lease the Premises on a triple net basis from Lessor; to construct certain facilities thereon; to purchase the Premises, plus all improvements thereon, at the expiration of the Lease Period, as hereafter defined; and to avail itself of certain privileges, rights and uses, pertaining thereto; and

     WHEREAS, the parties hereto now wish to memorialize their present understandings and agreements, as hereafter set forth.

     NOW, THEREFORE, INTENDING TO BE LEGALLY BOUND HEREBY, and for and in consideration of the terms, conditions, and mutual covenants contained herein, the Lessor and the Lessee hereby agree as follows:

            ARTICLE I.  OPTION TO LEASE AND PURCHASE

     1.1 Beginning upon the date of the execution of this Agreement, and continuing until 11:59 p.m., on February 13, 1997, the Lessor hereby grants unto Lessee an exclusive option to lease and purchase the Premises ("Option to Lease/Purchase") upon the terms and conditions hereinafter set forth. Said term shall be subject to extension, as hereafter set forth. Said six (6) month period, and any extensions thereof, shall herein be referred to as the "Option to Lease/Purchase Period". Lessee shall have the right to one (1) three (3) month extension of the initial six (6) month term of the Option to Lease/Purchase Period, upon the same terms and payment of the monthly Option Fee as applicable during the initial six (6) month term of the Option to Lease/Purchase Period, exercisable by Lessee notifying the Lessor of such election, in accordance with Section 5.7 of this Agreement, prior to the expiration of the initial 6 month term of the Option to Lease/Purchase Period.

     1.2 During the Option to Lease/Purchase Period, Lessee shall pay to Lessor an option fee ("Option Fee") of Two Thousand and 00/100 Dollars ($2,000.00) per month, commencing on the date of this Agreement, and on the same day of each consecutive month thereafter, until the end of the Option to Lease/Purchase Period, as hereafter set forth, or, if earlier, the termination or exercise of the Option to Lease/Purchase by Lessee, consistent with the terms and provisions of this Agreement.

     1.3 During the Option to Lease/Purchase Period, Lessee, and Lessee's agents and representatives, as well as agents and representatives of federal, state, and local bank and/or other regulatory or municipal agencies, shall have such access to the Premises as may be reasonably necessary to conduct inspections, testing, and/or other views of the Premises for the purpose of applying for and seeking municipal and/or regulatory approval of the use, operation, and/or construction of a bank branch on the Premises by the Lessee, for no additional consideration.

     1.4 At any time during the Option to Lease/Purchase Period, and any extension thereof, the Lessee may (i) terminate this Agreement for any reason whatsoever, including, without limitation, an event of default by Lessor or denial of subdivision approval for the Premises, at Lessee's sole discretion; or (ii) exercise Lessee's Option to Lease/Purchase the Premises, by notifying the Lessor, in writing, of such termination or exercise, in accordance with Paragraph 5.7 hereof. In the event that the Lessee does not exercise the Option to Lease/Purchase within the Option to Lease/Purchase Period, or any extension thereof, as herein provided, or terminates the Agreement as set forth above, this Agreement, and the duties and obligations of the parties hereto, including, without limitation, payment of the Option Fee by Lessee, shall thereupon terminate.

     1.5 During the Option to Lease/Purchase Period, the Lessor shall, diligently and in good faith, and solely at Lessor's expense, proceed to secure final subdivision approval of Lessor's real property, of which the Premises is a part. Lessor represents that a Preliminary Subdivision Plan for the Lessor's property, including the Premises, was submitted to the appropriate planning authorities on or about March 5, 1996, and that final subdivision approval will be diligently pursued by Lessor, to be obtained prior to the end of the Option to Lease/ Purchase Period, from which an appeal has not, and cannot, be taken. During the Option to Lease/Purchase Period, Lessor shall not change the dimensions of the Premises in the subdivision plan, or make any other material modifications to the subdivision plan, as concerns the Premises, without the prior written approval of Lessee. Notwithstanding the above, Lessor and Lessee agree that there will be no provision in the subdivision plan providing for shared parking between the subdivision lots; that Lessor will amend the subdivision plan to delete all references to shared parking between said lots; and that Lessee will have exclusive rights to all parking on the Premises.

     1.6 During the Option to Lease/Purchase Period, the Lessee shall not be responsible for real estate taxes, insurance, or any other expenses, assessments, taxes, or charges of any nature whatsoever, as concerns the Premises, other than the Option Fee. Notwithstanding the above, Lessee shall be responsible, either by direct payment or reimbursement, for municipal assessments against the Premises made during the Option to Lease/Purchase Period, but only in the event Lessee exercises the Option to Lease/Purchase in accordance with Paragraph 1.4 hereof.

     1.7 During the Option to Lease/Purchase Period, the Lessee shall, at Lessee's expense, have the right to have the Premises studied and tested by one or more reputable enterprises involved in the business of hazardous waste studies and/or clean up to determine, and estimate the cost of, the existence and/or remediation, clean up, and/or removal of any Hazardous Waste, as defined under applicable federal, state and local environmental statutes, and/or underground storage tanks. Lessor represents and warrants that Lessor has no knowledge of the existence of any hazardous waste and/or underground storage tanks at, on, or under the Premises.

                 ARTICLE II.  LEASE OF PREMISES

     2.1 In the event that the Lessee exercises the Lessee's Option to Lease/Purchase, in accordance with the provisions of
Article I of this Agreement, then, and only then, the Lessor agrees to lease and let to the Lessee, and Lessee agrees to lease and let from the Lessor, upon and subject to the terms, provisions, covenants and conditions of this Agreement, the Premises, as more fully described in Exhibit "A", attached hereto and made a part hereof, together with any and all improvements, pertinent rights, privileges and easements benefiting, belonging or pertaining thereto, and any right, title and interest of Lessor in and to any land lying in the bed of any street, road or highway (existing or proposed) to the center line thereof, in front of or adjoining said Premises.

     2.2 Subject to the terms and conditions herein provided, the Premises may be used by Lessee for any lawful purpose, including, without limitation, construction and operation of a branch of Lessee bank.

     2.3 The term of the Lease shall be for a period of ten (10) years, commencing on the first day of the month following the exercise of the Option to Lease/Purchase by the Lessee, pursuant to the provisions of Article I of this Agreement (the "Commencement Date"). Hereafter, said initial ten (10) year lease term, and any extensions thereof, shall be referred to as the "Lease Period".

     2.4 During the Lease Period, the Lessee shall pay to Lessor, on a Triple Net basis, rent ("Rent"), equal to the sum of Four Thousand and 00/100 Dollars ($4,000.00) per month, beginning on the Commencement Date, and on the same day of each consecutive month thereafter.

                ARTICLE III.  GENERAL PROVISIONS

     3.1 Lessee's Occupancy. Lessee, its sublessees and assigns may occupy the Premises upon the Commencement Date and remain in peaceable possession of the same until termination of this Agreement at the end of the term hereof, or for conditions or covenants of this Agreement broken by Lessee, as herein provided. Lessee agrees its occupancy of the Premises shall be for the purposes of the operation of a branch bank, other banking uses and other business and commercial uses. Lessee, its sublessees and assignees, in the operation of any business and occupancy of the Premises, shall adhere to all governmental or administrative agency laws, rules, regulations, and ordinances and shall not permit the conduct of any illegal activity on the Premises.

     3.2  Construction of Improvements.

          (A) Construction of Improvements. In the event that the Lessee exercises Lessee's Option to Lease/Purchase, in accordance with the provisions of Article I hereof, Lessee shall have the right to remove any or all of the Existing Improvements, and to construct buildings and improvements for a branch bank on the Premises, in compliance with any approved land development plan, and other business and commercial uses without the prior approval of Lessor. Lessee shall bear all costs incurred in or related to the removal of the Existing Improvements, approval of a land development plan, and the construction of such buildings and improvements, and Lessee shall be responsible for constructing and installing all improvements, on or off the Premises, required by any governmental authority or agency as a condition to any approvals sought or obtained by Lessee or to the granting of any land development and/or building permit with respect to such improvements, or otherwise required with respect to Lessee's proposed use of the Premises.

          (B) Construction Standards. All construction and alterations shall be accomplished as promptly as possible (unless delayed by conditions beyond the control of Lessee) with first-class materials, in a good and workmanlike manner, and in compliance with all applicable governmental ordinances, statutes and regulations. Before the commencement of any construction or repair on the Premises, the cost of which exceeds Ten Thousand and 00/100 Dollars ($10,000.00), Lessee shall require the general contractor responsible for such work to file a stipulation against mechanic's liens sufficient to prohibit the filing of a mechanic's lien against the Premises or any part thereof.

          (C) Cooperation of Landlord. Lessor, during the period of this Lease or any extension thereof, shall cooperate with Lessee in obtaining any permits or approvals necessary for the construction of such building and improvements on the Premises, including, but not limited to, building permits and land development approval, and Lessor will sign any application or applications necessary to obtain such permit and approvals; provided, however, that Lessee will pay all costs incurred in obtaining such permits and approvals, and Lessor will have no liability regarding such permits and approvals. If utility companies or authorities require easements to provide utility service for the construction, development or alternation of buildings and improvements on the Premises, the Lessor shall execute in recordable form easement agreements and other documents allowing the installation of utility and other required services to and/or through the Premises, provided, however, that Lessee will be responsible for the cost of preparation of any necessary documents regarding such easements.

          (D) Mechanics and Materialmen's Liens. In the event any liens of mechanics or materialmen attributable to the Lessee shall be filed against the Premises or any part thereof during the term hereof, the Lessee shall at its own cost and expense discharge the same by payment or bonding or take such other action as is reasonable to eliminate such lien within fifteen
(15) days after it has received notice of the filing of such lien. Notwithstanding anything herein to the contrary, Lessee shall be permitted to contest such lien in good faith by legal proceedings but shall save Lessor harmless from loss or liability by reason of such lien or said contest thereof. Nothing contained in this Lease is intended to authorize Lessee to do or cause any work or labor to be done or any materials to be supplied for the account of Lessor, all of the same to be solely for Lessee's account and at Lessee's risk and expense. Lessee shall indemnify and hold Lessor harmless for any reasonable expense or legal liability incurred by Lessor as a result of such mechanics liens, claims, or their removal.

     3.3 Insurance. Lessee, at its expense, shall maintain landlord-tenant liability insurance on the Premises in the amount of no less than One Million and 00/100 Dollars ($1,000,000.00) per person and Two Million and 00/100 Dollars ($2,000,000.00) per occurrence, and shall maintain fire and extended coverage insurance in an amount of at least the replacement value of the improvements on and from time to time constructed on the Premises. All such insurance shall provide coverage during and for all construction undertaken by Lessee on the Premises as well as during the entire term and any renewal terms hereunder. The insureds under the liability policy shall be the Lessor and the Lessee, as their interests may appear. The insurer under the aforesaid insurance policies shall be acceptable to Lessor. Both Lessor and Lessee shall obtain waivers of subrogation against the other from any insurance companies providing coverage relating to the Premises.

     3.4 Signs. Lessee may erect signs on the Premises. Upon the termination of this Agreement at the end of the term hereof or by virtue of a covenant or condition of this Agreement being broken by Lessee, Lessee shall remove all signs and repair all damage done by the erection or removal of signs. No signs shall be attached or affixed to the Premises in violation of any ordinances or of any law enacted by any governmental body.

     3.5 Waste and Damage. Lessee shall not cause or permit any waste or damage or injury to the Premises. Lessee at its expense shall keep the Premises as now or hereafter constituted with all improvements made thereto and any adjoining sidewalks, curbs, walls, parking areas, landscaping, and access roads clean and in good condition, (reasonable wear and tear excepted) and shall make all repairs, replacements and renewals, whether ordinary or extraordinary, seen or unseen, and all structural repairs necessary to maintain the Premises. The Lessee shall indemnify the Lessor against all costs, expenses, liabilities, damages, suits, fines, penalties, claims and demands because of Lessee's failure to comply with the foregoing. The Lessee shall not call upon the Lessor for any disbursement or outlay whatsoever in connection therewith, and Lessee hereby expressly releases and discharges the Lessor from any liability therefor.

     3.6 Maintenance In Clean and Orderly Condition. Lessee shall maintain all portions of the Premises in a clean and orderly condition, free of dirt, rubbish, snow, ice and unlawful obstruction. Furthermore, in addition to Rent to be paid by Lessee to Lessor hereunder, Lessee, during the Lease Period, on an annual basis as billed by Lessor, shall pay to the Lessor an amount equal to Lessee's prorated share of road frontage maintenance charges of Marcorp Associates Three, a Pennsylvania Limited Partnership. Lessee's prorated share shall be based upon the percentage of the road frontage applicable to the Premises to the total road frontage of the Lessor's property for which road frontage maintenance is paid to Marcorp.

     3.7 Assignment. Lessee shall not assign its interest in this Agreement without the written consent of Lessor, which consent shall not be unreasonably withheld, and upon such consensual assignment, Lessee shall remain liable and responsible for all covenants and conditions of this Agreement to be performed by Lessee and the improvements on the Premises shall be used as a branch bank or for other commercial purposes. The merger, acquisition or consolidation of Lessee shall not be considered an assignment hereunder. In the event Lessee is taken over by Federal or State bank regulators, such regulators shall have the right to assume this Agreement or terminate the same.

     3.8 Destruction of Improvements. In the event of partial or total destruction of the improvements on the Premises by fire or the perils of extended coverage during the Lease Period, Lessee, as its expense, shall repair and restore the improvements to the same condition as before such destruction. Any insurance proceeds received by virtue of fire or extended coverage damage shall be placed in an escrow fund in the name of Lessor and Lessee and shall be made available to Lessee for payment to the contractor or contractors making such repair or restoration of the improvements. Provided that any part of the bank facilities are built to the same condition as before such destruction, any excess insurance proceeds shall be paid to Lessee. There shall be no abatement of Rent or of any other obligations of Lessee hereunder.

     3.9  Condemnation.

          (A)  Definitions.

               (a) The term "Taking" means the taking of or condemnation of all or part of the Premises as a result of the exercise any power of eminent domain or condemnation or purchase under threat thereof, or a change in grade of any street abutting the Premises.

               (b) The term "Taking Date" means the date of the vesting of title to all or part of the Premises in a condemning authority, or the date upon which construction commences to effectuate a change of grade of any street abutting the Premises.

          (B) Taking of Entire Premises. In the event of a Taking of the entire Premises during the Lease Period, this Agreement shall terminate as of the Taking Date. Promptly after such Taking Date, Lessor shall refund to Lessee any prepaid but unearned Rent.

          (C) Partial Taking. In the event that a portion of the Premises shall be taken and the remaining portion of the Premises shall not be sufficient, in Lessee's judgment reasonably exercised, for the conduct of normal operations, Lessee shall have the right to sublease the Premises for other commercial purposes; and if the remaining portion of the Premises shall not be sufficient, in Lessee's judgment reasonably exercised, for the conduct of commercial operations, Lessee shall have the right to cancel this Agreement by giving notice thereof to Lessor within six (6) months of the Taking Date. Such notice of termination shall specify a termination date of not less than sixty (60) days after Lessor's receipt of such notice, upon which date this Agreement shall become null and void.

          (D) Disposition of Proceeds of Taking. In the event this Agreement is terminated or canceled pursuant to the preceding sections of this Paragraph, the proceeds of awards of the Taking shall be divided between Lessor and Lessee based on their respective interests in the Premises and the improvements thereon, so that Lessor is compensated for his interest in the Premises taken, and Lessee is compensated for its interest in the improvements taken. If the parties are unable to agree to their respective shares of the proceeds or awards of the taking, the matter shall be submitted to arbitration pursuant to Paragraph 5.6 hereof.

          (E) Restoration After Partial Taking. In the event of a Taking of a portion of the Premises by reason of which this Agreement is not canceled pursuant to the preceding section of this Article, Lessee shall be required to restore the Premises to as nearly similar a condition as existed prior to the condemnation and shall be entitled to the proceeds of the condemnation to the extent it is reasonably required to do such restoration provided that no restoration shall be required with a cost in excess of the amount of the award.

          (F)  Possession of the Premises After Taking.
Notwithstanding anything to the contrary, Lessee may continue in possession of all or any portion of the Premises, or any part thereof, which is the subject of a Taking, until the condemning authority has taken possession thereof.

     3.10 Default. Lessee shall be deemed in default under this Agreement if:

          (A)  Lessee fails to make payment of Rent within ten
(10) days after the same is due, provided, however, that Lessor is required to give Lessee fifteen (15) days written notice of such Rent default after the expiration of said ten (10) day period, pursuant to Paragraph 5.7 hereof, before he can exercise any of his remedies hereunder.

          (B) Lessee defaults under other covenants and conditions of this Agreement and such default remains uncured, or Lessee has failed to undertake reasonably to cure such default, after thirty (30) days written notice of such default given by Lessor to Lessee.

          (C) Lessee voluntarily enters or involuntarily is placed into any receivership or bankruptcy proceeding or if Lessee makes an assignment for the benefit of creditors, which proceeding is not discontinued within thirty (30) days of the commencement of such proceeding.

     3.11 Remedies. Upon the occurrence of a default by Lessee without cure within the time specified under this Agreement, Lessor may:

          028 Perform any covenant or condition under this Agreement which is the responsibility of Lessee. Upon written notice by Lessor to Lessee, Lessee shall pay within ten (10) days of the receipt of such written demand, an amount equal to the sum of:

               (i) A reasonable amount incurred by Lessor for such performance; and

               (ii) All reasonable out-of-pocket expenses, if any, incurred by Lessor in connection with such performance, plus interest at the rate of six percent (6%) per annum.

          (B) Lessor may declare to be immediately due and payable the balance of Rent due for the then current term of the Lease, less any Rent received by Lessor from the re-rental of the Premises, net of any taxes, insurance or other reasonable and customary expenses incurred by Lessor. Lessor shall take reasonable steps to re-rent the Premises. Lessee waives the right of inquisition in any real estate that may be levied upon to collect any judgment entered in such action and does hereby voluntarily condemn the same and authorizes the entry of a writ or writs of execution thereon.

          (C) Lessor may terminate this Agreement, and Lessee, upon Lessor's termination, shall peacefully surrender the Premises, free and clear of liens and/or security interests.

          (D) Lessor may enter upon and repossess the Premises. If Lessor elects to exercise the remedy set forth in the preceding sentence, Lessee authorizes any Prothonotary, clerk or attorney of any court of record, as attorney for Lessee, to sign an agreement for entering and to enter in any court of competent jurisdiction an amicable action and judgment in ejectment against Lessee and all persons claiming under Lessee for restoration of possession of the Premises to Lessor, for damages and for costs and expenses (including reasonable counsel fees) incurred in connection with such action and the entry of such judgment, for which authorization this Agreement shall be sufficient warrant. Lessee agrees that upon the entry of such judgment, a writ or writs of execution may issue forthwith, without prior proceedings or leave of court.

          (E) The rights under this Paragraph 3.11 given to Lessor in the event of Lessee's default shall be cumulative and the exercise of one right hereunder shall not prohibit Lessor from exercising any other right it might have by this Agreement or by law, but in no event shall Lessor receive more than the sum of said balance of Rent and expenses incurred and attorney's commission for collection.

     3.12 Lessor's Covenants.

          (A) Covenants of Title. Lessor represents, warrants and covenants that Lessor has the full, unrestricted and exclusive right to lease and sell the Premises upon the provisions herein set forth and the execution hereof does not require the approval or joinder of any other firm, person or corporation.

          (B) Delivery of Possession. Lessor shall deliver actual and exclusive possession of the Premises to Lessee on the Commencement Date, free and clear of all tenancies, occupancies, mortgages, liens, encumbrances, easements, servitudes, and encroachments, except those otherwise disclosed by any title report received by Lessee prior to the execution of this Agreement and those revealed by a visible inspection of the Premises. During the Option to Lease/Purchase Period and the Lease Period, Lessor shall not cause the Premises to suffer any liens or encumbrances of any nature whatsoever, other than those liens and/or encumbrances in favor of Lessee.

          (C) Covenant of Quiet Enjoyment. Lessor covenants that during the Lease Period, Lessee shall peacefully and quietly have, hold, enjoy and possess the Premises and all improvements and appurtenances thereto. Lessor shall have the right of reasonable inspection of the Premises during Lessee's regular business hours, upon reasonable prior notice to, and accompanied by, Lessee or its agents, and subject to Lessee's obligations under state and federal bank privacy acts and regulations.

     3.13 Recording. Lessee shall be entitled to record a memorandum of this Agreement, in the Office of the Recorder of Deeds of Berks County, Pennsylvania, and, upon request, Lessor shall execute and acknowledge the same for recording purposes. Lessee shall bear the cost of recording of such memorandum.

     3.14 Indemnification of Lessor. After the Commencement Date, Lessee shall have exclusive possession and control of the Premises and shall be solely responsible for preventing damage to property and injury to persons on the Premises. Lessee shall, after notice thereof, assume the burden and expense of defending and will protect, indemnify and save harmless Lessor, its agents, representatives and servants, from all suits brought and claims made against Lessor arising from events after this Agreement is executed, for injury to any person or damage to any property which shall occur, or is alleged to have occurred, on or about the Premises, or as a result of the existence or maintenance of the Premises, or improvements to be erected thereon, and Lessee shall bear, pay and discharge all judgments which result therefrom, when and as the same becomes due and payable.

                ARTICLE IV.  PURCHASE OF PREMISES

     4.1 Purchase of Premises. Upon the expiration of the Lease Period, Lessee shall purchase the Premises, and all improvements thereon, free and clear of all liens and encumbrances, for the fixed purchase price ("Purchase Price") of Four Hundred Thousand and 00/100 Dollars ($400,000.00), payable as set forth herein, upon the terms and provisions hereafter set forth. In the event that fee title to the Premises, and all improvements thereon, cannot be conveyed to Lessee free and clear of all liens and encumbrances, in accordance with the terms of Paragraph 4.2 hereof, the Lease Period shall be deemed to be extended from the initial Lease Period expiration date, subject to the same terms and provisions applicable during the Lease Period. Said extension of the Lease Period shall continue until such time as the Lessor can convey the Premises, and all improvements thereon, to Lessee, free and clear of all liens and encumbrances. It is the express intent of the Lessor and the Lessee that in no event will the term of the Lease Period, and any extensions thereof, exceed the total duration of twenty-nine (29) years, eleven (11) months. In addition, in the event that fee title to the Premises, and all improvements thereon, cannot be conveyed to Lessee free and clear of all liens and encumbrances, as aforesaid, Lessee shall have the option, at its sole discretion, to pay such amounts to the holders of such liens and encumbrances as may be necessary to remove said liens and/or encumbrances from the Premises, and all improvements thereon, and any such amounts so paid by Lessee shall be deducted, dollar for dollar, from the Purchase Price.

     4.2 Terms of Purchase. Purchase of the Premises, and all improvements thereon, by Lessee shall be in accordance with the following:

          (A) Settlement shall be held, the Purchase Price fully paid, and the Deed delivered at the office of a title company doing business in Berks County, Pennsylvania, or at such other place as the parties hereto shall hereafter agree in writing, within thirty (30) days after the expiration of the Lease Period (the "Settlement").

          (B)  Time shall be of the essence of this Agreement.

          (C) Formal tender of the Deed and Purchase Price is hereby waived.

          (D)  The title shall be such as a Title Insurance
Company doing business in Berks County, Pennsylvania, will insure as a good and marketable title at regular rates.

          (E) The Premises shall be conveyed by special warranty deed (the "Deed"), in proper recordable form, free and clear of all liens and encumbrances, excepting existing restrictions and easements of record.

          (F) The Premises are being sold subject to existing zoning and other municipal ordinances and regulations.

          (G) Real estate taxes shall be apportioned on the basis of the fiscal year.

          (H) The expenses of the conveyance shall be paid as follows:

               (i)  Drawing of the Deed and acknowledgments
     thereon by the Lessor;

               (ii)  Recording of the Deed by the Lessee;

               (iii) State and local revenue or transfer taxes by the Lessor and Lessee in equal portions; and

               (iv) All other expenses, including title charges, by the Lessee.

                    ARTICLE V.  MISCELLANEOUS

     5.1 Contingency. This Agreement is conditioned and contingent upon (A) the Lessee obtaining a building permit to construct a branch bank on the Premises conforming with the setback and land use requirements of the Borough of Cumru Township Zoning Ordinance, and the approval of the proper banking and municipal authorities of the location of a branch bank on the Premises, on or before February 1, 1997. Lessee shall make expeditious application for such building permits and approval of applicable regulatory and municipal authorities, and shall make good faith attempts to obtain the same. If such approvals are not obtained by Lessee on or before February 1, 1997, Lessee may, at its option, and upon written notice to Lessor, terminate this Agreement, subject to the terms and obligations set forth in
Article I hereof; and (B) the execution, receipt by Lessee and, where applicable, recording of Nondisturbance and Attornment Agreements, written consents to this Agreement, and written unconditional commitments to release all liens and encumbrances at or prior to settlement of the purchase of the Premises by Lessee, all in form and substance satisfactory to Lessee and its counsel, to be executed by National Penn Bank, South Eastern Economic Development Company of Pennsylvania, and the Small Business Administration, and/or any other existing holders of liens and/or encumbrances on the Premises.

     5.2 Removal of Fixtures. At the termination of this Agreement, or at any other time during the Lease Period, Lessee shall have the right to remove from the Premises the building, and all fixtures, trade fixtures and equipment of any kind, including the vault and drive up facilities, which have been installed or placed upon the Premises by Lessee at any time, provided that Lessee shall repair any damage to the Premises resulting from such removal. Any such items not removed by Lessee as aforesaid within a reasonable time shall, after thirty
(30) days written notice to Lessee, become the exclusive property of Lessor and remain as part of the Premises without any further right, title, interest, or claim in favor of Lessee, or Lessee's successors or assigns, thereto.

     5.3 Entire Agreement and Amendment. It is expressly understood and agreed by Lessor and Lessee that this Agreement sets forth all of the promises, agreements, conditions and understandings between the parties regarding the Premises and that there are no promises, agreements, conditions or understandings, either oral or written, between them, other than as are herein set forth. It is further agreed that no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon either party unless reduced to writing and signed by both.

     5.4 Binding on Successors and Assigns. All provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto.

     5.5 Headings. The headings to the Article and Paragraphs of this Agreement are inserted only for convenience of reference and are not intended, nor shall they construe, to modify, define, limit or expand the intent of the parties as expressed herein.

     5.6 Arbitration. Any matter to be determined by arbitration under Paragraph 3.9 above and any disagreement between the parties with respect to the interpretation or application of this Agreement or the obligations of the parties hereunder shall be determined by arbitration. Such arbitration shall be conducted, upon request of either the Lessor or the Lessee, before one (1) arbitrator designated by the American Arbitration Association and in accordance with the rules of such association. The arbitrator designated and acting under this Agreement shall make his award in strict conformity with such rules and shall have no power to depart from or change any of the provisions thereof. The expense of arbitration proceedings conducted hereunder shall be borne equally by the parties. All arbitration proceedings hereunder shall be conducted in Reading, Berks County, Pennsylvania. The decision of the arbitrator, upon being made and delivered in writing, shall be final, binding and conclusive upon the parties, their respective heirs, personal representatives and assigns, and judgment may be entered upon such award. This agreement to arbitration law which, for purposes of this agreement, shall be the Uniform Arbitration Act, 42 P.C.S.A. 7301, et seq. Any proceeding conducted pursuant to this arbitration clause shall be deemed to be, for all purposes, a common law arbitration.

     5.7 Notice. Any notice required by this Agreement shall be deemed given, upon mailing and not delivery, if sent by certified or registered mail, return receipt requested, post paid,

     TO LESSOR:     Mr. Richard J. Webb
                    Reading Medical West
                    K-Mart Shopping Plaza
                    6-A Parkside Avenue
                    Shillington, PA 19607-1198

     TO LESSEE:     Berks County Bank
                    400 Washington Street
                    P.O. Box 1097
                    Reading, PA  19603
                    Attn:  President

or such other address or person as other party shall designate by giving written notice thereof to the other.

     5.8 Controlling Law. The parties agree that this Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF and intending to legally bind their heirs, executors, successors and assigns, the undersigned, intending to be legally bound, have caused this Agreement to be executed and their respective seals to be affixed the day and year first above written.


                                /s/ Richard J. Webb
                              Richard J. Webb

                                        "LESSOR"


                              BERKS COUNTY BANK

                              By  /s/ Nelson R. Oswald
                                Nelson R. Oswald, President

                                        "LESSEE"

                           EXHIBIT "A"

                   DESCRIPTION OF LOT NUMBER 2

                   READING MEDICAL SUBDIVISION

     BEGINNING AT AN IRON PIN, said pin being at the intersection of the Right-of-Way Line of State Route 724 (known as Revere
Blvd.) and a forty foot wide Access Easement.  Thence along
SR 724 the following three (3) courses and distances:

     1.   S 64 08' 50" E 170.00 feet to an iron pin,

     2.   S 25 31' 10" W  20.00 feet to an iron pin,

     3.   S 64 08' 50" E 250.52 feet to a point.

     THENCE along the boundary line between lots 1 and 2 of the Reading Medical Subdivision S 25 51' 10" W 70.07 feet to a point, thence continuing along the same S 71 26' 41" W 233.68 feet to a point on the aforesaid forty foot access easement.

     THENCE along said easement N 19 08' 50" W 358.63 feet to the point of beginning.

     CONTAINING 55,843.92 SQUARE FEET
                1.282 ACRES